Exhibit (12)

                                November 14, 2003





CDC Nvest Large Cap Growth Fund
CDC Nvest Funds Trust I
399 Boylston Street
Boston, MA 02116

Loomis Sayles Growth Fund
Loomis Sayles Funds II
399 Boylston Street
Boston, MA 02116


Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization dated November 11, 2003, (the "Agreement") between Loomis Sayles Funds II, a Massachusetts business trust (the "Acquiring Trust") on behalf of Loomis Sayles Growth Fund ("Acquiring Fund"), and CDC Nvest Funds Trust I, a Massachusetts business trust ("Target Trust"), on behalf of CDC Nvest Large Cap Growth Fund ("Target Fund"). The Agreement describes a transaction (the
"Transaction") to occur today, pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Transaction is furnished to you pursuant to Sections 8.f. and 9.e. of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

     Target Fund is a series of the Target Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value, less any applicable sales charges, at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     Acquiring Fund is a series of the Acquiring Trust which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

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CDC Nvest Large Cap Growth Fund
Loomis Sayles Growth Fund
                                       2                       November 14, 2003

     For purposes of this opinion, we have considered the Agreement, the Prospectus/Proxy Statement dated September 15, 2003 (the "Prospectus/Proxy Statement") relating to the Transaction (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. We have assumed for purposes of this opinion that the Transaction will be effected in accordance with the Agreement and as described in the Prospectus/Proxy Statement. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences, and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above), including, in particular, representations concerning the manner in which each of the Acquiring Fund and the Target Fund has historically conducted its business and the manner in which the Acquiring Fund will continue to conduct its business following the Transaction.

     Based on the foregoing representations and assumption and our review of the documents and items referred to above, we are of the opinion that for U.S. federal income tax purposes:

(i)  The  Transaction  will  constitute a  reorganization  within the meaning of
     Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

(ii) Under section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

(iii)Under section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

(iv) Under section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

(v) Under section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

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CDC Nvest Large Cap Growth Fund
Loomis Sayles Growth Fund
                                       3                       November 14, 2003

(vi) Under section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares;

(vii)Under section 358 of the Code, the aggregate basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund shares exchanged therefor;

(viii) Under section 1223(1) of the Code, a Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund shares exchanged therefor, provided that he or she held such Target Fund shares as capital assets; and

(ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

     In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service ("IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary to tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company that invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling is questionable, and that, even if the IRS's conclusion is correct, the facts of this Transaction are distinguishable from those in the published ruling.

     We believe that Acquiring Fund and, in substantial measure and independent of the Transaction, the Target Fund are each engaged in the same line of business: actively investing in the common stocks of U.S. companies represented in the S&P 500 index and/or the Russell 1000 index, without focusing on any one industry sector, and selecting issuers that the advisor determines to be undervalued compared to their earnings growth prospects. After the Transaction, Acquiring Fund will continue that line of business for the benefit of the stockholders of both Target and Acquiring Funds. While Acquiring Fund will dispose of certain securities formerly held by Acquired Fund in order to conform with its criteria for the selection of investments, it will apply the same criteria to its own historic investments. All proceeds generated by all such dispositions will be reinvested in a manner fully consistent with the shared historic investment policies of the Acquiring Fund and, with respect to its significant equity investment operations, of Target Fund. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund for the benefit of, among others, the historic

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CDC Nvest Large Cap Growth Fund
Loomis Sayles Growth Fund
                                       4                       November 14, 2003

stockholders of Target Fund and that the continuity of business enterprise requirement for tax-free treatment of a reorganization will, as a result, be satisfied.

     Our opinion is based on the Code, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.


                                                       Very truly yours,

                                                       /S/ ROPES & GRAY LLP